EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
( September 15, 2000)
Company                           State of Incorporation        Percentage Owned
E-Pawn, Inc.                      Florida                                   100%
Ubuynetwork.com, Inc.             Nevada                                     66%
Ubuyhomes.com, Inc.               Nevada                                     66%
Home Realty & Investment
Corp. Inc.                        Florida                                    80%
Ubuycard.com, Inc.                Nevada                                    100%
Ubuylegal.com, Inc.               Nevada                                    100%
e-Pawn.co.uk, Plc.                United Kingdom                            100%
uBuynetwork.co.uk, Plc            United Kingdom                            100%